IPALCO
                                   ENTERPRISES

      One Monument Circle, P.O. Box 1595, Indianapolis, Indiana 46206-1594
                      World Wide Web: http://www.ipalco.com

                            N E W S   R E L E A S E

Media Contact:             Marni Lemons (317) 261-8219
                           mlemons@ipalco.com

Investor Contact:          Jennifer Kent Zimmer (212) 332-2485
                           jkent@ipalco.com


                        IPL'S ARTICLES AMENDMENT ADOPTED;
            IPALCO TENDER OFFER FOR IPL PREFERRED STOCK IS SUCCESSFUL

INDIANAPOLIS, October 9, 1997 - An amendment to the articles of incorporation of Indianapolis Power & Light Company ("IPL") was adopted today at a special meeting of shareholders. The amendment removes a provision of the articles that limits IPL's ability to issue unsecured debt, including short-term debt.

IPALCO Enterprises, Inc. (NYSE:IPL) ("IPALCO"), the parent holding company and sole holder of common stock of IPL, voted all of its shares in favor of the amendment and the holders of preferred stock approved the amendment by the required two-thirds vote by casting at least 77% in favor of the amendment.

Concurrently with the solicitation of proxies for the special meeting, IPALCO commenced an offer to purchase for cash the outstanding shares of preferred stock of IPL. The tender offer, which expired yesterday at 5:00 p.m., New York City time, was conditioned upon, among other things, the proposed amendment being approved and adopted at the special meeting. Preliminary results indicate that approximately 46% of the 518,985 outstanding shares of preferred stock were tendered.

Indianapolis Power & Light Company is a subsidiary of IPALCO Enterprises, Inc., a multi-state energy company providing a variety of energy products and services. IPL provides retail electric service to approximately 415,000 residential, commercial and industrial customers in Indianapolis and portions of other Central Indiana counties.

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